Exhibit 99.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Senior Securities Table of Barings BDC, Inc.” and “Selected Financial Data,” and to the use of our reports (a) dated February 27, 2020, with respect to the consolidated financial statements of Barings BDC, Inc. as of December 31, 2019 and for each of the two years in the period ended December 31, 2019, and (b) dated April 6, 2017, with respect to the senior securities table of Barings BDC, Inc. as of December 31, 2016, in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed by Barings BDC, Inc. with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina
March 23, 2021